EXHIBIT 99.1

PAB Bankshares, Inc.
3250 North Valdosta Road
P.O. Box 3460
Valdosta, Georgia 31604-3460
Phone: 229-241-2775
Fax: 229-241-2774
Website: www.pabbankshares.com

News Release

August 12, 2004

Contact:     Donald "Jay" Torbert, Jr., Executive Vice-President & CFO

PAB Bankshares, Inc.
Announces Retirement of Michael E. Ricketson

VALDOSTA, GA.: PAB Bankshares, Inc. (AMEX: PAB) announced that its President and Chief Executive Officer, Michael E. Ricketson, has elected to retire from the Company. Ricketson will continue to serve as a director of the Company until the next annual stockholders' meeting. "During Mike's tenure with the Company, he directed the hiring of an excellent management team and the implementation of loan policies that improved the asset quality of the Company and provided a foundation for its future growth," stated Chairman, James L. Dewar, Jr.

Mr. Dewar will serve as the interim President and Chief Executive Officer of the Company until the Board of Directors elects a successor. M. Burke Welsh, Jr., President of the Company's subsidiary, The Park Avenue Bank, will assume Mr. Ricketson's duties as Chief Executive Officer of the Bank.

The Park Avenue Bank has offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the products and services offered by The Park Avenue Bank is available on the Internet at www.parkavebank.com.

Certain matters set forth in this news release are forward-looking statements, including statements regarding the Company's future performance, expansion in growth markets, loan growth, asset quality, and level of nonperforming assets which are based upon management's beliefs as well as assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; (6) adverse changes may occur in the bond and equity markets; (7) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and (8) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals. The Company undertakes no obligation to revise these statements following the date of this press release.